Exhibit 10.1

PURCHASE AND SALE AGREEMENT

AND ESCROW INSTRUCTIONS

BY AND BETWEEN

SELLER:

M/A-COM TECHNOLOGY SOLUTIONS INC.,

a Delaware corporation

BUYER:

CALARE PROPERTIES, INC.,

a Delaware corporation

Dated as of: May 23, 2016

PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

Buyer and Seller hereby enter into this Purchase and Sale Agreement and Escrow Instructions (this “Agreement”) as of the Effective Date. In consideration of the mutual covenants set forth herein, Seller agrees to sell, convey, assign and transfer the Property to Buyer, and Buyer agrees to buy the Property from Seller, on the terms and conditions set forth in this Agreement.

1. DEFINED TERMS. The terms listed below shall have the following meanings throughout this Agreement:

Approvals:	All permits, licenses, franchises, certifications, authorizations, approvals and permits issued by any governmental or quasi- governmental authorities for the ownership, operation, use and occupancy of the Property or any part thereof.

Business Day:	Any day that is not a Saturday or Sunday or a legal holiday in the state in which the Real Property is located.

Buyer:	Calare Properties, Inc., a Delaware corporation, or its successors, nominees or assigns

Buyer’s Address:

Calare Properties, Inc.

43 Broad Street

Hudson, MA 01749

Attn: Bill Manley

Email: wmanley@calare.com

With copy to:

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Attn: Thomas J. Phillips, Esq.

Email: tphillips@brownrudnick.com

Attn: Nathaniel H. Amendola, Esq.

Email: namendola@brownrudnick.com

Build-to-Suit Lease:	The Lease Agreement pursuant to which Buyer (or its nominee or affiliate), as landlord, agrees to lease to Seller, as tenant, that portion of the Land shown as “BTS Parcel” on Exhibit A-1 (the “BTS Parcel”) including a new building consisting of approximately 50,000 square feet and associated site improvements to be constructed by Buyer (or its nominee or affiliate), at Buyer’s sole cost and expense, on the BTS Parcel, subject to the terms and conditions of such Lease Agreement, all in a form to be mutually agreed to by Seller and Buyer, each acting in their sole and absolute discretion, prior to the expiration of the Contingency Expiration Date.

Buyer/Seller Lease:	The Lease Agreement pursuant to which Buyer (or its nominee or affiliate), as landlord, agrees to lease to Seller, as tenant, that portion of the Land shown as the “Leased Parcel” on Exhibit A-1 (the “Leased Parcel”) including the Building and Improvements located thereon, in a form to be mutually agreed to by Seller and Buyer, each acting in their sole and absolute discretion, prior to the expiration of the Contingency Expiration Date.

Closing:	The consummation of the sale and purchase of the Property, as described in Section 8 below.

Closing Date:	The date that is thirty (30) days after the expiration of the Contingency Period (the “Scheduled Closing Date”), subject, however, to extension pursuant to Section 8(d).

Contingency Period:	The period commencing on the Effective Date and expiring at 5:00 p.m. (Eastern Time) on the date which is sixty (60) days thereafter (the “Contingency Expiration Date”).

Deposit:	One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Initial Deposit”) together with any increase to the same if Buyer deposits the additional sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Additional Deposit”) with Escrow Holder pursuant to and subject to the terms of Section 2.

Documents:	All documentation owned by Seller and in Seller’s possession or control, including any and all intellectual property rights pertaining to such documentation, related to the Building and the Real Property in Seller’s possession or control now or on the Closing Date including without limitation all environmental reports, soil reports, utility arrangements (except as expressly set forth herein), warranties, guarantees, indemnities, claims, licenses, applications, permits, governmental approvals, plans, drawings, specifications, surveys, maps, engineering reports and other technical descriptions, books and records, licenses, authorizations, applications, permits and all other Approvals, and documentation, if any, related to insurance proceeds and condemnation awards as described on Exhibit B and including all materials listed in Exhibit B, but excluding (i) any documentation reports and any and all other items of any nature relating to the business operations of Seller (the “Confidential Documents”), which Confidential Documents shall not be disclosed or delivered; and (ii) all rights of ownership or control over any such Documents as are reserved by the preparers of such Documents pursuant to the terms of such Documents and/or in any agreements relating to the preparation of the such Documents.

Effective Date:	May 23, 2016

Escrow Holder:	Kensington Vanguard National Land Services

Escrow Holder’s Address:	39 West 37th Street, 3rd floor New York, NY 10018 Attention: Jarett Fein, Esq. Email: jfein@kvnational.com

Excluded Items:	All personal items, all furniture, trade fixtures and equipment, and all fixtures used exclusively in connection with the specific business (the “Business”) being conducted at the Property by Seller or an Affiliated Occupant (as hereinafter defined) including but not limited to the following: (i) any apparatus or personal property that is located in or on the Property and used in connection with the Business, (ii) Seller’s artwork, and (iii) all trade fixtures, equipment, furniture, furnishings, supplies, records, documents, cash, coin and other items of moveable personal property relating to the operation of the Business, and/or any other materials and/or items located within any engineering, product testing or other laboratory space, including, without limitation, all safes, Seller identification signage, telecommunication equipment, security systems and equipment, infrastructure, satellite dishes and antennas, computers, computer terminals and computer equipment, network switches and servers, any office equipment (whether leased or owned) located in the Improvements and any personal property belonging to any tenant and/or individual occupying any portion of the Property. All of the Excluded Items are hereby excluded from the Property to be conveyed hereunder and shall remain the property of Seller.

Exhibits:	Exhibit A: Exhibit A-1: Exhibit B: Exhibit C: Exhibit D: Exhibit E: Exhibit F: Exhibit G: Exhibit H:	Legal Description of the Land Dividing Line Plan Documents Deed Bill of Sale FIRPTA Affidavit Seller’s Closing Certificate Buyer’s Closing Certificate Disclosures

Existing Contracts:	All written brokerage (other than the brokerage agreement regarding the sale of the Property to Buyer), service, maintenance,

operating, repair, supply, purchase, consulting, professional service, advertising and other contracts to which Seller, or its agents, representatives, employees or predecessors-in-interest is a party, relating to the operation or management of the Property (but excluding any leases, insurance contracts and any recorded documents evidencing the Permitted Exceptions).

Hale Street Lease Amendment:	The Fifth Amendment to Lease to be entered into between ND Hale Street, LLC (an affiliate of Buyer), as landlord, and Seller, as tenant, which modifies a certain lease dated May 31, 2007, as amended, relating to certain premises in Lowell, Massachusetts known as and numbered 121 Hale Street, in a form to be mutually agreed to by Seller and Buyer, each acting in their sole and absolute discretion, prior to the expiration of the Contingency Expiration Date.

Improvements:	All buildings and other improvements owned by Seller located on or affixed to the Land, including, without limitation, the existing building containing approximately 162,000 square feet (including the basement and mechanical areas) (the “Building”) and the existing parking lots, together with (to the extent existing at the time of Closing) all mechanical systems (including without limitation, all heating, air conditioning and ventilating systems and overhead doors), all plumbing, electrical, and life-saving systems, electrical equipment, conduits, motors, appliances, boiler pressure systems and equipment, air compressors serving the Building itself (as opposed to serving any Business operations conducted at the Property by Seller or an Affiliated Occupant (as hereinafter defined)) air lines, gas-fixed unit heaters, baseboard heating systems, water heaters and water coolers, plumbing fixtures, lighting systems (including all fluorescent and mercury vapor fixtures), transformers, switches, furnaces, bus ducts, controls, risers, installations and sprinkling systems to provide fire protection, serving the Building itself (as opposed to serving any Business operations conducted at the Property by Seller or an Affiliated Occupant) security, telephone, cabling, storm drainage, and sewer and water systems and facilities, waste handling systems (e.g. acid waste neutralizing systems, scrubbers and air handlers in the Building roof), fiber optic cables, all cable television fixtures and antenna, elevators, escalators, incinerators, disposals and rest room fixtures located in or upon the Building, and other improvements now or hereafter on the Land. Notwithstanding the foregoing the sale shall not include the fixtures, equipment, installation and/or improvements which relate to the operation of the Business conducted on the Property by Seller or an Affiliated Occupant, whether attached to the Building or otherwise, including but not limited to all Excluded Items.

Land:	Those certain parcels of land known as 100 and 144 Chelmsford Street, containing approximately 9.8 acres of land, located in Lowell, Massachusetts, more particularly described in Exhibit A hereto, together with and subject to all rights and interests appurtenant thereto, including, without limitation, any water and mineral rights, development rights, air rights, easements and all rights of Seller in and to any strips and gores, alleys, passages or other rights-of-way.

Permitted Exceptions:	All of the following: applicable zoning and building ordinances and land use regulations, the lien of taxes and assessments not yet delinquent, any exclusions from coverage set forth in the jacket of any Owner’s Policy of Title Insurance, any state of facts which would be shown by an accurate survey of the Land and Improvements, any and all violations of building, fire, sanitation, environmental, housing and similar laws and regulations, any encroachments of any nature, and any existing Certificates of Occupancy, any exceptions caused by Buyer, its agents, representatives or employees, public utility easements of record, all terms and conditions of the Buyer/Seller Lease, and any matters deemed to constitute Permitted Exceptions under Section 5(d) hereof.

Property:	The Real Property and the Documents.

Purchase Price:	Four Million Two Hundred Fifty Thousand and 00/100 Dollars ($4,250,000.00).

REA:	The Reciprocal Easement Agreement contemplated by each of the Build-to-Suit Lease, Buyer/Seller Lease, and Hale Street Lease Amendment in a form to be mutually agreed to by Seller and Buyer, each acting in their sole and absolute discretion, prior to the Contingency Expiration Date.

Real Property:	The Land and the Improvements.

Seller:	M/A-COM Technology Solutions Inc., a Delaware corporation

Seller’s Address:	100 Chelmsford Street Lowell, MA 01851 Attn: Chief Financial Officer Email: bob.mcmullan@macom.com

With a copy to: Scarinci Hollenbeck 1100 Valley Brook Avenue Lyndhurst, New Jersey 07071 Attn: Victor E. Kinon, Esq. Email: VKinon@scarincihollenbeck.com

Title Company:	Kensington Vanguard National Land Services

2. DEPOSIT AND PAYMENT OF PURCHASE PRICE; INDEPENDENT CONSIDERATION. Within one (1) Business Day of the Effective Date, Buyer shall deposit the Initial Deposit with Escrow Holder, at Escrow Holder’s office, by check or by wire transfer, funds in the amount of the Initial Deposit as a deposit on account of the Purchase Price. Immediately upon Escrow Holder’s receipt of the Initial Deposit (and, if applicable, the Additional Deposit), Escrow Holder shall place the same in an interest-bearing account in a federally insured bank reasonably acceptable to Buyer and Seller (any subsequent references herein to the Deposit shall be deemed to include any interest accrued thereon) and shall deliver to Seller written proof and confirmation of such deposit and the name and account number of the bank in which the Deposit was placed.

Within one (1) business day after the expiration of the Contingency Period, provided that Buyer has provided an Approval Notice in accordance with Section 4 and that the Agreement has not otherwise been terminated by Buyer in accordance with the terms hereof, Buyer shall deposit the Additional Deposit in immediately available funds with Title Company to further secure Buyer’s obligations under this Agreement, which Escrow Holder shall promptly deposit with the Initial Deposit and provide the same documentation to Seller as above required. Upon payment of the Additional Deposit, the term Deposit shall mean the Initial Deposit and the Additional Deposit. At such time as the Additional Deposit has been made by Buyer the entire Deposit shall be nonrefundable except as otherwise specifically provided herein.

The Deposit (as and when paid to Escrow Holder) shall be held by Escrow Holder in accordance with this Agreement, and, if applicable, in accordance with Escrow Holder’s standard form of escrow agreement which Escrow Holder, Buyer and Seller agree to execute in addition to this Agreement.

If the transactions contemplated hereby close as provided herein, the Deposit shall be paid to Seller and shall be credited toward the Purchase Price and Buyer shall pay through escrow to Seller the balance of the Purchase Price net of all prorations and other adjustments provided for in this Agreement. If Buyer, in its sole discretion, timely elects not to purchase the Property, by either affirmatively delivering notice of its intention not to purchase the Property during the Contingency Period or by choosing to forgo delivery of an Approval Notice pursuant to Section 4, Buyer shall have the right to direct Escrow Holder to return the Deposit to Buyer, and no consent on the part of Seller shall be required. If this Agreement is otherwise terminated pursuant to the terms hereof or if the transactions do not close, the Deposit shall be returned to Buyer or delivered to Seller as otherwise specified in this Agreement.

3. DELIVERY OF MATERIALS FOR REVIEW. On or before five (5) Business Days after the Effective Date, Seller shall make available to Buyer at Buyer’s address set forth in Section 1 above, the Documents for Buyer’s review, to the extent the same are in Seller’s possession or control. In the alternative, at Seller’s option, Seller may make the Documents available to Buyer on a secure web site, and in such event, Buyer agrees that any item to be delivered by Seller under this Agreement shall be deemed delivered to the extent available to Buyer on such secured web site. Without limitation on the foregoing, Seller shall make such other non-confidential and/or non-internal documents, files and information reasonably requested by Buyer concerning the Property and which are in Seller’s possession or control available for Buyer’s inspection at Seller’s general offices or such other location as shall be mutually convenient to the parties. Subject to the terms and conditions of this Agreement, (a) Buyer acknowledges that any Documents made available by Seller to Buyer concerning the Property are for the convenience of Buyer; (b) any environmental reports or other Property information delivered to Buyer by Seller or its agents or consultants are being made available solely as an accommodation to Buyer and may not be relied upon by Buyer in connection with the purchase of the Property unless the same has been certified to Buyer by the preparer thereof for reliance (which certification shall be secured at the sole cost and expense of Buyer); and (c) Buyer agrees that Seller shall have no liability or obligation whatsoever for any inaccuracy in or omission from any Documents. Buyer has conducted, or will conduct pursuant to the provisions of this agreement, its own investigation of the physical, engineering, environmental and any other condition of the Property to the extent Buyer deems such an investigation to be necessary or appropriate.

4. BUYER CONTINGENCIES. Buyer’s obligation under this Agreement to purchase the Property and consummate the transactions contemplated hereby is subject to and conditioned upon, among other things, the satisfaction or waiver by Buyer, in its sole and absolute discretion and in the manner hereinafter provided, of each of the contingencies (individually, a “Contingency”, and collectively, the “Contingencies”) set forth in this Section 4 in each case within the Contingency Period and Buyer’s timely election to cancel this Agreement in conformance with the limited cancellation rights herein set forth.

(a) Property Review. On or before the expiration of the Contingency Period, Seller shall have given Buyer an opportunity to conduct its due diligence review, investigation and analysis of the Property (the “Due Diligence Review”) independently or through agents of Buyer’s own choosing, and Buyer shall have completed and shall be satisfied, in Buyer’s sole and absolute discretion, with Buyer’s Due Diligence Review, which may include, but shall not necessarily be limited to, Buyer’s review, investigation and analysis of: (i) all of the Documents; (ii) the physical condition of the Property; (iii) the adequacy and availability at reasonable prices of all necessary utilities, including, without limitation, the services necessary to operate the Improvements for Buyer’s intended use of the Property; (iv) the adequacy and suitability of applicable zoning and Approvals; (v) market feasibility studies; and (vi) such tests and inspections of the Property as Buyer in its sole and absolute discretion may deem necessary or desirable. Buyer understands and agrees that any on-site inspections of the Property shall occur only during the Due Diligence Period at reasonable times agreed upon by Seller and Buyer after forty-eight (48) hours prior notice to Seller and shall be conducted so as not to interfere unreasonably with the use and operation of the Property by any occupants of the Property. Seller reserves the right to have a representative present during any such investigation. Incident to the execution of this Agreement, and prior to any entry upon the Property, Buyer shall deliver to Seller a Certificate of Insurance evidencing commercial general liability coverage of One Million ($1,000,000.00), for Buyer’s inspection activities on the Property naming Seller, any affiliate of Seller that is in occupancy of any portion of the Property (an “Affiliated Occupant”) and any Seller’s lender as additional named insureds thereunder. Buyer hereby agrees to defend, protect, indemnify and hold harmless Seller and, as the case may be, its partners, trustees, shareholders, directors, members, officers, employees, occupants, lenders and agents, from and against all costs, claims, personal injuries and property damage resulting from Buyer’s inspections of the Property pursuant to this Agreement or in any manner relating to such entry and such activities; provided, however, such indemnity shall not extend to protect the Seller from any pre-existing liabilities for matters merely discovered by Buyer (i.e., latent environmental contamination) so long as Buyer’s negligence or willful misconduct do not materially aggravate any pre-existing liability of the Seller. This obligation to indemnify shall survive the Closing and any termination of this Agreement.

(b) Environmental Audit. On or before the expiration of the Contingency Period, Buyer shall have completed to the satisfaction of Buyer, in its sole and absolute discretion, and at its sole cost and expense, an environmental audit and assessment of the Real Property (the “Environmental Audit”), including but not limited to the performance of such tests and inspections as Buyer may deem necessary or desirable, subject to the terms and provisions hereof, in order to determine the presence or absence of any Hazardous Materials (as defined in Section 12(i) hereof). In the event Buyer desires to undertake soil tests or any other invasive testing at the Property (“Invasive Testing”) (subject to Seller’s prior approval which Seller may withhold in Seller’s sole and unfettered discretion in all instances), Buyer shall provide Seller with written notification in the form of a detailed scope of work and maps indicating its proposed sampling points prior to such testing, and Seller shall, within five (5) business days of receipt thereof, provide its approval or disapproval of said Invasive Testing, which approval Seller may withhold in Seller’s sole and unfettered discretion. In the event Buyer desires entry to the Property to perform certain due diligence activities during the Contingency Period and Seller does not approve of such request, Buyer shall have the right to terminate this Agreement on or before the expiration of the Contingency Period without owing any further liability to Seller. If Buyer makes any test borings or performs any other inspections or environmental tests that disturb the Property, upon completion of any such test boring or such other inspections or environmental tests, Buyer shall remove from the Property all machinery and equipment used in connection with such tests and shall promptly restore the Property to substantially the condition which existed immediately prior to such inspections and substantially repair any and all damage caused thereby at Buyer’s sole cost and expense. Except for environmental reports and studies which Buyer shall deliver to Seller, only upon the request of Seller, Buyer will promptly furnish to Seller copies of any third-party reports received by Buyer relating to the condition of the Property.

(c) Lease Documents. On or before the Contingency Expiration Date, Buyer, in its sole and absolute discretion, shall have approved the forms of the Build-to-Suit Lease, Buyer/Seller Lease, Hale Street Lease Amendment and REA.

The foregoing Due Diligence Review, Environmental Audit, and Lease Documents Contingencies are solely for Buyer’s benefit and only Buyer may determine such Contingencies to be satisfied or waived in writing. Buyer shall have the Contingency Period in which to satisfy or waive such Contingencies by delivering written notice to Seller with a copy to Escrow Holder. A Contingency shall be deemed not to have been satisfied or waived by Buyer unless prior to the expiration of the Contingency Period (time being of the essence as to such delivery), Buyer shall deliver to Seller a written notice to such effect (each such notice being herein referred to as an “Approval Notice”).

Buyer and its agents, servants, consultants and employees shall maintain as confidential and not disclose any information obtained as a result of or pursuant to the Due Diligence Period and Inspections except to the extent that any law or regulation shall require such disclosure or if such information shall be subpoenaed by court order. Buyer shall advise (in writing) any agent performing the investigation or inspections on its behalf that such agent must maintain all such information as confidential and may not disclose such information to any person other than Buyer (or upon Seller’s request, Seller) and/or Buyer’s legal counsel except as may be required by law or if such information shall be subpoenaed by court order.

If Buyer provides an Approval Notice for all Contingencies, then the Contingencies shall be deemed satisfied or waived and the parties shall, subject to the satisfaction of all other terms and conditions applicable to the respective parties’ obligations hereunder, be obligated to proceed to Closing. If Buyer does not provide an Approval Notice with respect to any or all of the Contingencies during the Contingency Period, then such Contingency(ies) shall be deemed not satisfied or waived, and this Agreement shall automatically terminate and be of no further force and effect at the end of the Contingency Period without the further action of either party. During the Contingency Period Buyer may elect not to purchase the Property for any reason or for no reason whatsoever, all in Buyer’s sole and absolute discretion. Upon any termination under this Section 4 or under Section 4A below, Escrow Holder shall return the Deposit (if any) to Buyer, and except for those provisions of this Agreement which expressly survive the termination of this Agreement, the parties hereto shall have no further obligations hereunder. In addition, upon any termination under this Section 4 or under Section 4A below, Buyer shall, upon Seller’s request and at no cost to Seller and without any representation or warranty by Buyer, deliver to Seller copies of any and all non-privileged tests, studies, reports, documents pertaining to the Property obtained by Buyer during the Contingency Period.

4A. SELLER’S CONTINGENCIES. Notwithstanding anything to the contrary contained herein, Seller shall have the right to terminate this Agreement by notice thereof given to Buyer prior to the Contingency Expiration Date if Seller, in its sole sand absolute discretion, shall not have approved the forms of the Build-to-Suit Lease, Buyer/Seller Lease, Hale Street Lease Amendment and REA.

5. TITLE COMMITMENT; SURVEY; SEARCHES. Buyer’s obligation to purchase the Property and to consummate the transactions contemplated hereby shall also be subject to and conditioned upon Buyer’s having approved the condition of title to the Property and a survey of the Real Property in the manner provided for in this Section 5 on or prior to the dates set forth herein.

(a) Title Commitment. On or before the date which is ten (10) days after the Effective Date, Buyer shall cause the Title Company to deliver to Seller, Seller’s counsel, and Buyer a commitment (the “Title Commitment”) for the Title Policy (as defined in Section 6 hereof), issued by the Title Company showing Seller as the owner of good and indefeasible fee simple title to the Real Property, together with legible copies of all documents (“Exception Documents”) referred to in Schedule B of the Title Commitment.

(b) Survey. Seller shall deliver Seller’s existing ALTA/ACSM survey of the Real Property to Buyer (if in Seller’s possession), or such other plans or surveys of the Real Property that Seller has in its possession, and Seller shall cooperate with Buyer to obtain, at Buyer’s sole cost and expense, an update of Seller’s existing survey from a surveyor licensed in the Commonwealth of Massachusetts, which shall be certified to Buyer, Title Company and Buyer’s lender (if applicable) with a certification in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA and NSPS in 2011 (the “Survey”).

(c) Searches. Buyer may obtain, at its sole cost and expense, current UCC, tax lien and judgment searches with respect to Seller liens, security interests and adverse claims affecting the Seller’s interest in the Real Property (collectively, “Searches”).

(d) Permitted/Unpermitted Exceptions. Buyer shall have the right, on or before ten (10) days before the end of the Contingency Period, to object in writing (“ Buyer’s Exception Notice”) to any title matters that are not Permitted Exceptions which are disclosed in the Title Commitment or Survey (herein collectively called “Liens”). Unless Buyer shall timely object to the Liens, such Liens shall be deemed to constitute additional Permitted Exceptions. Any exceptions which are timely objected to by Buyer shall be herein collectively called the “Title Objections.” If, on or before two (2) Business Days before the end of the Contingency Period, Seller fails to cause or covenant to Buyer in writing to remove or endorse over any Title Objections prior to the Closing in a manner satisfactory to Buyer in its sole and absolute discretion (Seller having no obligation to agree to cure or correct or to actually cure or correct any such Title Objections and failure to cure a Title Objection shall not constitute a default by Seller pursuant to this Agreement or otherwise, in each case except as otherwise set forth herein), Buyer may elect, prior to the expiration of the Contingency Period to either (a) terminate this Agreement by giving written notice to Seller and Escrow Holder or by failing to deliver the Approval Notice in accordance with Section 4, in either of which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement, or (b) waive any such Title Objections, in which event such Title Objections shall be deemed additional Permitted Exceptions (except as otherwise set forth herein) and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. Buyer shall have the right to amend Buyer’s Exception Notice (“ Buyer’s Amended Exception Notice”) to reasonably object to any title matters that are not Permitted Exceptions which are disclosed in any supplemental reports or updates to the Title Commitment or Survey delivered to Buyer after the end of the Contingency Period (which title matters were not reflected in the Title Commitment or Survey provided to Buyer prior to the end of the Contingency Period) provided that Buyer objects to the same within five (5) days after Buyer’s receipt of the applicable supplemental reports or updates to the Title Commitment or Survey but in no event later than five (5) days prior to Closing. If Seller fails or elects not to take the action requested by Buyer in Buyer’s Amended Exception Notice within two (2) Business Days of receipt of Buyer’s Amendment Exception Notice, Buyer may elect prior to Closing to proceed under either clause (a) or (b) of the sentence which precedes the immediately preceding sentence. Notwithstanding anything to the contrary contained in this Agreement, any Lien which is a financial encumbrance such as a mortgage, deed of trust, or other debt security, attachment, judgment, lien for delinquent real estate taxes and delinquent assessments, mechanic’s or materialmen’s lien, or any lis pendens or notices of lease, any of which is outstanding against the Property, or any part thereof, that is revealed or disclosed by the Title Commitment or any updates thereto and/or the Searches (herein such matters are referred to as “Impermissible Encumbrances”) shall in no event be deemed a Permitted Exception, and Seller hereby covenants to remove all Impermissible Encumbrances to which it is a party on or before the Closing Date at Seller’s cost, but not to exceed the Purchase Price, as adjusted by prorations herein provided, under any circumstances. Further notwithstanding anything to the contrary contained in this Agreement, to the extent that Seller, in its sole and absolute discretion, shall agree in writing to cure or correct a Title Objection then the same shall not be deemed a Permitted Exception (unless Buyer elects to waive the Title Objection pursuant to its rights set forth above) and Seller hereby covenants to remove the same on or before the Closing Date at Seller’s cost.

(e) Approved Title and Survey. The condition of title as approved by Buyer in accordance with this Section 5 is referred to herein as the “Approved Title” and the Survey as approved by Buyer in accordance with this Section 5 is referred to herein as the “Approved Survey”.

6. DEED; TITLE POLICY. Seller shall convey the Real Property to Buyer by a quitclaim deed substantially in the form of Exhibit C attached hereto (the “Deed”). As a condition to Buyer’s obligation to consummate the purchase of the Property and other transactions contemplated hereby, as of Closing the Title Company shall be unconditionally committed to issue to Buyer an ALTA extended coverage Owner’s Policy of Title Insurance in the amount of the Purchase Price, dated effective as of the date the Deed is recorded and insuring Buyer (or its nominee or assignee, if applicable) as the owner of good and indefeasible fee simple title to the Real Property, free from all Impermissible Encumbrances and subject to no exceptions other than Permitted Exceptions (the “Title Policy”). To the extent that Seller has elected to do so as provided in Section 5 above, Seller shall deliver to the Title Company reasonable and customary instruments, documents, payments, indemnities, releases, and evidence of authority relating to the issuance of the Title Policy based upon the requirements of Schedule B of the Title Commitment applicable to Seller, including without limitation affidavit(s) pertaining to mechanic’s liens, parties in possession, and gap indemnification in form(s) reasonably acceptable to the Title Company (collectively, the “Owner’s Affidavit”).

7. PRORATIONS. Subject to the terms of the Buyer/Seller Lease, Seller as tenant under the Buyer/Seller Lease shall continue to be responsible for the payment of all real estate taxes and special assessments, if any, assessed against the Property (“Taxes”), for all charges attributable to the Property for utilities and fuel, including, without limitation, steam, water, electricity, gas and oil, and for any/all charges under the Existing Contracts. Notwithstanding, Seller shall provide evidence that Seller has notified the required parties of any necessary change in billing attributable to Seller’s change in interest in the Property (i.e., from owner to tenant).

8. CLOSING.

(a) Closing Requirements. The consummation of the sale and purchase of the Property (the “Closing”) shall be effected through a closing escrow which shall be established by Seller and Buyer with the Escrow Holder utilizing a so-called “Escrow Closing” (i.e., meaning a Closing which has, on the Closing Date, the concurrent delivery of the documents (as in this Agreement required) of title, transfer of interests, delivery of the Title Policy or “marked-up” title commitment as described herein and the payment of the Purchase Price). Seller and Buyer shall provide any reasonable and customary undertakings to the Title Company necessary for the aforedescribed “Escrow” type of Closing to occur. All documents to be delivered at the Closing and all payments to be made shall be delivered on or before the Closing Date as provided herein.

(b) Buyer’s Conditions to Closing. It is a condition to Buyer’s obligation to proceed to Closing and to consummate the transactions contemplated hereby, that, as of the Closing Date:

(i) all of the Seller’s representations hereunder shall be true and correct in all material respects and Seller’s Closing Certificate delivered pursuant to Section 9 hereof shall not disclose any material qualifications or material changes in Seller’s representations and warranties set forth in Section 12 hereof;

(ii) Seller shall have performed in all material respects all of its covenants hereunder required to be performed by no later than Closing;

(iii) this Agreement shall not have terminated during the Contingency Period;

(iv) the Title Company shall be unconditionally committed to issue the Title Policy at Closing;

(v) The Buyer/Seller Lease shall have been fully executed and be in full force and effect;

(vi) The Built-to-Suit Lease shall have been fully executed and be in full force and effect;

(vii) The Hale Street Lease Amendment shall have been fully executed and be in full force and effect; and

(viii) Seller shall have delivered all other documents and other deliveries listed in Section 9 hereof.

If any condition to Buyer’s obligations set forth in this Section 8(b) is not fulfilled, then Buyer shall have the right to terminate this Agreement by written notice to Seller delivered on or before the Closing Date (or such sooner date as is herein required), in which event the Deposit shall be returned to Buyer, all obligations of the parties hereto shall thereupon cease (except for those which survive the early termination of this Agreement as expressly provided herein) and this Agreement shall thereafter be of no further force and effect, unless such failure of condition constitutes a default on the part of Seller under any other provision of this Agreement, in which case the terms of Section 11(b) shall also apply.

(c) Seller’s Conditions to Closing. It is a condition to Seller’s obligation to proceed to Closing and to consummate the transactions contemplated hereby, that, as of the Closing Date,

(i) all of the Buyer’s representations and warranties hereunder shall be true and correct in all material respects and the Buyer’s Closing Certificate delivered pursuant to Section 9 hereof shall not disclose any change in Buyer’s Representations and Warranties as herein set forth;

(ii) Buyer shall have performed in all material respects all of its covenants hereunder required to be performed by no later than Closing;

(iii) this Agreement shall not have terminated during the Contingency Period;

(iv) Buyer shall have delivered all other documents and other deliveries required of it under Section 9 hereof;

(v) Buyer shall have paid to Seller the full Purchase Price;

(vi) The Buyer/Seller Lease shall have been fully executed and be in full force and effect;

(vii) The Hale Street Lease Amendment shall have been fully executed and be in full force and effect; and

(viii) The Built-to-Suit Lease shall have been fully executed and be in full force and effect.

If any condition to Seller’s obligations set forth in this Section 8(c) hereunder is not fulfilled, then Seller shall have the right to terminate this Agreement by written notice to Buyer, in which event all obligations of the parties hereto shall thereupon cease (except for those which survive the early termination of this Agreement as expressly set forth herein) and this Agreement shall thereafter be of no further force and effect, unless such failure of conditions constitutes a default hereunder on the part of Buyer under any provisions of this Agreement in which event the terms of Section 11(a) shall also apply and Seller shall be entitled to the Deposit in accordance with Section 11(a) of this Agreement if Buyer failed to consummate the Closing when required with all Buyer’s conditions precedent to Closing having been satisfied, but otherwise the Deposit, less the Independent Contract Consideration, shall be returned to Buyer.

(d) Extension Rights. Buyer and Seller shall each have a one-time right to extend the Closing Date (regardless whether the other has extended the same or not pursuant to this Section 8(d)) for up to five (5) Business Days for any reason (the “Extension Period”) by (i) giving written notice of such election to the other party on or before 5:00 p.m. (Eastern) on the date that is two (2) Business Days prior to the Scheduled Closing Date.

9. ESCROW.

(a) Seller’s Closing Deliveries. On or before the day prior to the Closing Date, Seller shall deliver to Escrow Holder the following documents and materials, all of which shall be in such form and substance as required hereunder:

(i) Deed; Transfer Declarations. The Deed, duly executed, acknowledged and in recordable form, accompanied by all necessary transfer tax declarations of Seller as may be required under applicable law in order to permit the recording of the Deed.

(ii) Bill of Sale and Assignment. A duly executed and acknowledged bill of sale and assignment for the Documents, conveying and assigning to Buyer all of the Documents in the form of Exhibit D attached hereto (the “Bill of Sale”).

(iii) Buyer/Seller Lease. Two (2) originals of the Buyer/Seller Lease signed by Seller as tenant.

(iv) Built-to-Suit Lease. Two (2) originals of the Built-to-Suit Lease signed by Seller as tenant.

(v) Hale Street Lease Amendment. Two (2) originals of the Hale Street Lease Amendment signed by Seller as tenant.

(vi) Title Clearance Documents. An Owner’s Affidavit executed by Seller and a “gap” undertaking duly executed by Seller in a form reasonably acceptable to the Title Company.

(vii) FIRPTA Affidavit. A non-foreign certification, duly executed by Seller under penalty of perjury, certifying that Seller is not a “foreign person”, pursuant to Section 1445 (as may be amended) of the Internal Revenue Code of 1986, as amended in the form of Exhibit E attached hereto (“Section 1445”) (the “FIRPTA Affidavit”). If Seller shall fail or be unable to deliver the same, then Buyer shall have the right to withhold such portion of the Purchase Price as may be necessary, in the reasonable opinion of Buyer and its counsel, to comply with Section 1445 and applicable law.

(viii) Authority Documents. Such other documents as the Title Company may reasonably require including evidence confirming the due authorization, execution and delivery of this Agreement and the other documents to be executed in connection herewith by Seller.

(ix) Seller’s Closing Certificate. A certificate duly executed by Seller in the form of Exhibit F attached hereto (the “Seller’s Closing Certificate”).

(x) Other Documents. Such other documents as may reasonably be required to be delivered by Seller pursuant to the terms of this Agreement, duly executed and acknowledged by Seller (as applicable).

On or prior to the Closing Date, Seller shall deliver to Buyer the following documents and materials:

(1) Documents. Originals of all Documents to the extent in Seller’s possession or reasonable control, if not already delivered, or copies of same to the extent originals do not exist and those books and records which are not Seller’s internal and/or confidential records (including those in electronic format) reasonably required in connection with the maintenance and operation of the Property, which Buyer may not rely upon and for which Seller shall have no responsibility as to the accuracy and/or the content thereof.

(2) Keys; Manuals. Keys to all entrance doors in the Improvements, properly tagged for identification, and, to the extent in Seller’s possession or reasonable control, all operating manuals relating to operation of the equipment and systems which are part of the Property, except for keys for internal locations which are private and/or within which confidential documents are contained.

(3) Closing Statement. A duplicate counterpart of a closing statement prepared by Escrow Holder subject to the approval of Seller and Buyer (the “Closing Statement”), setting forth all prorations and credits required hereunder, signed by Seller.

To the extent that Seller identifies any documents or materials that should have been turned over to Buyer at Closing pursuant to this Section 9(a), the obligation for Seller to deliver such materials shall survive Closing.

(b) Buyer’s Deliveries at Closing. On or before the Closing Date, Buyer shall deliver to Escrow Holder the Purchase Price for the Property as provided in Section 2. On or prior to the day prior to the Closing Date, Buyer shall deliver to Escrow Holder two (2) duly executed counterparts of the Buyer/Seller Lease signed by Buyer (or its nominee or affiliate) as landlord, two (2) duly executed counterparts of the Built-to-Suit Lease signed by Buyer (or its nominee or affiliate) as landlord, two (2) duly executed counterparts of the Hale Street Lease Amendment signed by ND Hale Street, LLC as landlord, two (2) duly executed counterparts of the Closing Statement, the Buyer’s Closing Certificate duly executed by Buyer in the form attached hereto as Exhibit G, executed Closing Instructions to Escrow Holder approved by Seller, such other documents as Seller and/or the Title Company may reasonably require including evidence confirming the due authorization, execution and delivery of any document executed by Buyer, and the other documents as may be reasonably required to be delivered by Buyer pursuant to the terms of this Agreement, duly executed and acknowledged by Buyer (as applicable).

(c) Closing Instructions. This Agreement shall constitute both an agreement between Buyer and Seller and escrow instructions for Escrow Holder. If Escrow Holder requires separate or additional escrow instructions which it reasonably deems necessary for its protection, Seller and Buyer hereby agree promptly upon request by Escrow Holder to execute and deliver to Escrow Holder such separate or additional standard escrow instructions of Escrow Holder (the “Additional Instructions”). In the event of any conflict or inconsistency between this Agreement and the Additional Instructions, this Agreement shall prevail and govern, and the Additional Instructions shall so provide. The Additional Instructions shall not modify or amend the provisions of this Agreement or impose any additional obligations upon either Seller or Buyer, unless otherwise agreed to in writing by Seller and Buyer.

(d) Procedures Upon Failure of Condition. Except as otherwise expressly provided herein, if any of the conditions set forth in this Agreement is not timely satisfied or waived for a reason other than the default of Buyer or Seller in the performance of their respective obligations under this Agreement:

(i) This Agreement, the escrow and the respective rights and obligations of Seller and Buyer hereunder shall terminate, subject to the survival of such obligations hereunder as survive such termination;

(ii) Escrow Holder shall promptly return to Buyer all funds of Buyer in its possession, including the Deposit, and to Seller and Buyer all documents deposited by them respectively, which are then held by Escrow Holder; and

(iii) Any escrow cancellation and title charges shall be shared equally buy Buyer and Seller.

(e) Actions of Escrow Holder. On the Closing Date, provided Buyer and Seller have satisfied (or waived in writing) the conditions set forth in this Agreement and any Additional Instructions, Escrow Holder shall take the following actions:

(i) Deliver to Buyer the closing documents required to be delivered to Buyer under this Agreement and any supplemental instructions provided by Buyer;

(ii) Deliver to Seller in cash or current funds, all sums due Seller pursuant to this Agreement and any documents required to be delivered to Seller under this Agreement and any supplemental instructions provided by Seller;

(iii) Record the Deed in the Recording Location;

(iv) Cause the Title Company to issue and deliver the Title Policy to Buyer; and

(v) Deliver to Seller and Buyer the Closing Statement which has been approved by Buyer and Seller and certified by Escrow Holder to be true and correct.

10. CLOSING COSTS; PROPERTY COSTS. Seller shall pay: (a) Any deed taxes, documentary stamps, transfer taxes, intangible taxes or other similar taxes, fees or assessments; (b)  1⁄2 of the escrow fees and other charges owing to Escrow Holder; and (c) all of the Seller’s legal fees and expenses and the cost of all performances by Seller of its obligations hereunder.

Buyer shall pay: (a) the cost of recording the deed; (b) the cost of the Title Policy and for all endorsements to the Title Policy requested by Buyer; (c)  1⁄2 of the escrow fees and other charges owing to Escrow Holder; (d) the cost of updating the Survey; and (e) all of Buyer’s legal fees and expenses and the cost of all performances by Buyer of its obligations hereunder (including costs associated with its Due Diligence Review).

All other closing costs shall be allocated between Buyer and Seller in accordance with local custom or otherwise paid by the party incurring such costs.

11. REMEDIES.

(a) LIQUIDATED DAMAGES ON BUYER’S DEFAULT. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT, IN THE EVENT THE CLOSING FAILS TO OCCUR DUE TO A BUYER DEFAULT, SELLER WILL SUFFER DAMAGES IN AN AMOUNT WHICH WILL, DUE TO THE SPECIAL NATURE OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THE SPECIAL NATURE OF THE NEGOTIATIONS WHICH PRECEDED THIS AGREEMENT, BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ASCERTAIN. IN ADDITION, BUYER WISHES TO HAVE A LIMITATION PLACED UPON THE POTENTIAL LIABILITY OF BUYER TO SELLER IN THE EVENT THE CLOSING FAILS TO OCCUR DUE TO A BUYER DEFAULT, AND WISHES TO INDUCE SELLER TO WAIVE OTHER REMEDIES WHICH SELLER MAY HAVE IN THE EVENT OF SUCH A BUYER DEFAULT. BUYER AND SELLER, AFTER DUE NEGOTIATION, HEREBY ACKNOWLEDGE AND AGREE THAT THE AMOUNT OF THE DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL SUSTAIN IN THE EVENT OF SUCH BUYER DEFAULT. BUYER AND SELLER HEREBY AGREE THAT SELLER MAY, IN THE EVENT THE CLOSING FAILS TO OCCUR DUE TO A BUYER DEFAULT (ALL OF THE CONDITIONS TO BUYER’S OBLIGATIONS TO CLOSE HAVING BEEN SATISFIED OR WAIVED), AS ITS SOLE AND EXCLUSIVE REMEDY TERMINATE THIS AGREEMENT AND CANCEL THE ESCROW BY WRITTEN NOTICE TO BUYER AND ESCROW HOLDER, WHEREUPON ESCROW HOLDER SHALL DELIVER THE DEPOSIT TO SELLER AND SELLER SHALL RECEIVE THE DEPOSIT AS LIQUIDATED DAMAGES FOR SUCH DEFAULT AND SELLER WAIVES ALL OTHER REMEDIES. SUCH RETENTION OF THE DEPOSIT BY SELLER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY. FOLLOWING TERMINATION OF THIS AGREEMENT, CANCELLATION OF THE ESCROW AND THE DELIVERY TO AND RETENTION OF THE DEPOSIT BY SELLER AS LIQUIDATED DAMAGES PURSUANT TO THIS SECTION 11(a), ALL OF THE RIGHTS AND OBLIGATIONS OF BUYER AND SELLER UNDER THIS AGREEMENT SHALL BE TERMINATED SUBJECT TO SURVIVAL OF SUCH OBLIGATIONS HEREUNDER AS SURVIVE SUCH TERMINATION.

(b) Buyer’s Remedies. In the event of a default by Seller of its obligation to proceed to Closing under this Agreement, Buyer may, at its option, (i) terminate this Agreement in which case the Deposit shall be immediately returned to Buyer, or (ii) specifically enforce the terms and conditions of this Agreement.

(c) Aggregate Liability. Without limiting Buyer’s specific performance remedy under Section 11(b), Seller’s aggregate liability to Buyer under this Agreement after the Closing as a result of a breach of any representation or warranty or any other covenant or indemnity made by Seller shall in no event collectively exceed One Hundred Thousand and 00/100 Dollars ($100,000.00), in the aggregate (the “Claim Cap”) and in no event shall Seller be responsible or liable for any consequential damages, damages for lost business, and/or any other indirect damages. Seller agrees that it shall maintain a minimum net worth equal to the Claim Cap during the Survival Period (as defined in Section 16 below). Alternatively, at the election of Seller, and subject to Buyer’s reasonable consent, Seller may cause one its members or affiliated entities to assume the obligations of Seller under this Section 11(c); provided that Seller shall provide notice to Buyer of such election along with evidence of the parent company’s assumption of these obligations in a form reasonably acceptable to Buyer (which form shall certify to the parent company’s ability to assume Seller’s financial obligations). The obligations of Seller under this Section 11(c) shall survive Closing. For purposes of this Section 11(c), the Survival Period shall be deemed extended to include any period during which a claim is pursued, provided that such claim is instituted and notice thereof is delivered to Seller before the otherwise applicable expiration date of the Survival Period. Notwithstanding anything to the contrary herein, the limitation of Seller’s liability set forth in this Section 11(c) shall not apply to any liabilities or obligations of Seller under Sections 7, 10, 21 and 28, or any Seller liability for claims brought under applicable law based on fraud or intentional misrepresentation.

12. SELLER’S REPRESENTATIONS AND WARRANTIES. As a material inducement to the execution and delivery of this Agreement by Buyer and the performance by Buyer of its duties and obligations hereunder, Seller does hereby acknowledge, represent and agree to and with Buyer that as of the Effective Date and as of the Closing Date:

(a) Delivery of Written Materials. To Seller’s knowledge, Seller has not made to Buyer any misstatement of any material fact relating to the Property, or this Agreement, nor failed to deliver to Buyer any written materials in Seller’s possession or of which Seller has knowledge which contain information that would have a material adverse impact on Buyer’s ability to use and operate the Property as it is currently being used and operated.

(b) Compliance With Laws. Except as disclosed on Exhibit H, Seller has received no written notice of, and to Seller’s knowledge there are no material violations of, any legal requirement affecting the Property which have not been corrected in all material respects.

(c) Litigation. Except as disclosed on Exhibit H, Seller has not received written notice of any pending or to Seller’s knowledge threatened litigation or governmental proceeding adversely affecting Seller, or the Property, which relates to the Property, the validity or enforceability of this Agreement or any instrument or document to be delivered by Seller in connection with the transactions contemplated hereby.

(d) Existing Contracts. Seller is not a party to, and, to Seller’s knowledge, the Property is not subject to, any contract or agreement of any kind whatsoever, written or oral, with respect to the Property that would be binding upon Buyer after Closing, other than the Permitted Exceptions.

(e) Proceedings. Except as disclosed on Exhibit H, there is no pending, or to Seller’s knowledge, threatened litigation or other proceeding against Seller related to the Property, or which may affect Seller’s ability to convey the Property (including without limitation any condemnation action).

(f) Due Authorization. Seller is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, and has taken (or, as it relates to the agreements instruments and documents required to be delivered after the Effective Date, will take prior to Closing), all necessary action in connection with the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto.

(g) Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto have been, or on the Closing Date will have been, executed by Seller and when so executed, are and shall be legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(h) No Conflict. The execution and delivery of, and consummation of the transactions contemplated by, this Agreement by Seller are not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any agreement or instrument to which Seller is now a party or by which it or the Property is bound, or, to the knowledge of Seller, any order, rule or regulation of any court or other governmental agency or official.

(i) Environmental Matters. To Seller’s knowledge without investigation and except as has been disclosed to Buyer, none of the Property, including subsurface soil and groundwater, contains any Hazardous Materials. As used in this Agreement, “Hazardous Materials” shall mean any asbestos, flammable substances, explosives, radioactive materials, mold, PCB laden oil, hazardous waste, pollutants, contaminates, toxic substances, pollution or related materials specified as such in, or regulated under any federal, state or local laws, ordinances, rules, regulations or policies governing use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of such materials but excluding office supplies, cleaning materials, personal grooming items or other items that are sold for consumer or commercial use and typically used in other similar buildings or space.

(j) Leases. There are no leases, licenses, subleases, occupancy agreements or other agreements for the use, possession or occupancy of any portions of the Real Property.

(k) Bankruptcy Matters. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

(l) Approvals. To Seller’s knowledge, without investigation, Seller has heretofore delivered to Buyer (or will make available to Buyer as part of the Documents) true complete copies of all Approvals secured by Seller. Seller has not received any currently effective notice in writing of any uncured material breach or default under any of the Approvals.

(m) OFAC. Seller is not, nor will it become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

13. BUYER’S REPRESENTATIONS AND WARRANTIES. As a material inducement to the execution and delivery of this Agreement by Seller and the performance by Seller of its duties and obligations hereunder, Buyer does hereby acknowledge, warrant, represent and agree to and with Seller that as of the Effective Date and as of the Closing Date:

(a) Due Authorization. Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Buyer pursuant hereto, and, has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Buyer pursuant hereto on behalf of Buyer are or will be duly authorized to sign the same on Buyer’s behalf and to bind Buyer thereto.

(b) Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made or delivered by Buyer pursuant hereto have been, or on the Closing Date will have been, executed by Buyer or on behalf of Buyer, and when so executed, are and shall be legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c) No Conflict. The execution and delivery of, and consummation of the transactions contemplated by, this Agreement by Buyer are not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any agreement or instrument to which Buyer is now a party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.

(d) OFAC. Buyer is not, nor will it become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(e) AS-IS.

(i) BUYER AGREES THAT BUYER IS PURCHASING THE PROPERTY ON AN “AS IS, WHERE IS” BASIS AND, EXCEPT FOR THE EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES BY SELLER IN THIS AGREEMENT, (A) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EITHER ORAL OR WRITTEN, WITH RESPECT TO THE PHYSICAL OR STRUCTURAL CONDITION OF THE PROPERTY, FINANCIAL PROJECTIONS, THE FINANCIAL CONDITION AND/OR VIABILITY OF ANY TENANT, THE PROPERTY’S COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT, WITH RESPECT TO THE EXISTENCE OR ABSENCE OF TOXIC OR HAZARDOUS MATERIALS, SUBSTANCES OR WASTES IN, ON, UNDER OR AFFECTING THE PROPERTY OR ANY INFORMATION SUPPLIED BY OR SECURED FROM PUBLIC AGENCIES OR GOVERNMENT SOURCES; (B) SELLER HAS NOT MADE AND HEREBY MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER REGARDING THE FITNESS FOR PARTICULAR PURPOSE, QUALITY OR MERCHANTABILITY OF THE PROPERTY OR ANY PORTION THEREOF; AND (C) SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY WARRANTIES, EITHER EXPRESSED OR IMPLIED, GUARANTEES, PROMISES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY MADE OR FURNISHED BY ANY REAL ESTATE AGENT, BROKER, EMPLOYEE, SERVANT OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER.

(ii) BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.”

(iii) BUYER REPRESENTS TO SELLER THAT BUYER IS A SOPHISTICATED BUYER OF REAL ESTATE AND HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN, IF ANY, WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER AND BUYER’S SUCCESSORS, ASSIGNS AND TRANSFEREES, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND SELLER’S SUCCESSORS AND ASSIGNS, FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS (INCLUDING BUT NOT LIMITED TO ENVIRONMENTAL MATTERS) REGARDING THE PROPERTY, EXCLUDING HOWEVER, ANY CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES INCURRED BY BUYER AND ARISING OR RESULTING FROM A BREACH OF ANY SELLER’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, SUBJECT, HOWEVER, TO THE LIMITATION ON THE PERIOD DURING WHICH SUCH BREACH CLAIMS MAY BE MADE AND THE LIMITATION ON SELLER’S LIABILITY AS EXPRESSLY PROVIDED IN THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, HOWEVER, BUYER’S RELEASE OF SELLER SET FORTH ABOVE SHALL NOT PRECLUDE BUYER FROM ANY DEFENSE OF BUYER IN OR RELATING TO THIRD-PARTY CLAIMS BROUGHT BY OTHERS, INCLUDING CLAIMS BROUGHT BY GOVERNMENT AGENCIES RELATING TO ENVIRONMENTAL MATTERS.

(iv) BUYER, WITH BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS

AGREEMENT AND UNDERSTANDS THEIR SIGNIFICANCE AND EFFECT. BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT, ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.

THE TERMS AND CONDITIONS OF THIS SECTION 13(e) WILL EXPRESSLY SURVIVE THE CLOSING OR ANY TERMINATION AND WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS.

INITIALS OF SELLER:	INITIALS OF BUYER:

14. ACTIONS AFTER THE EFFECTIVE DATE. The parties covenant to do the following through the Closing Date:

(a) Title. Except as otherwise specifically contemplated in this Agreement or as may be required by legal requirements, from and after the Effective Date, Seller shall not make or permit any changes to the Property or to the condition of title to the Property that would change the Approved Title or the Approved Survey except with Buyer’s advance written consent, which consent shall not be unreasonably withheld.

(b) Maintenance and Operation of Property. From and after the Effective Date, Seller shall maintain existing insurance coverage in full force and effect, and shall operate and maintain the Property in substantially the same manner as operated and maintained as of the Effective Date, shall not delay or defer any repair or maintenance item, and shall pay all bills and obligations arising from the Property as payment becomes due. Seller shall not make any material alterations to or upon the Property, except with Buyer’s advance written consent, which consent shall not be unreasonably withheld. Seller shall promptly advise Buyer in writing of any significant repair or improvement required to keep in the Property in such condition.

(c) Leases and Agreements. From and after the Effective Date, Seller shall not enter into any new lease or other occupancy agreements for the Property which will survive Closing without first obtaining Buyer’s advance written consent, which may be withheld in Buyer’s sole and absolute discretion.

(d) Representations and Warranties. Each party shall use reasonable efforts to prevent any act or omission that would render any of its representations and warranties herein untrue or misleading, and shall promptly notify the other party in writing if such act or omission occurs.

(e) Entry. As of the Effective Date, prior to the Closing, Buyer and its agents, employees and contractors (collectively, “Permittees”) shall have reasonable access to the Property, at agreed upon times for agreed upon purposes on at least forty-eight (48) hours prior notice to Seller. Seller shall have the right to have a representative present during any visits to or inspections of the Property by Buyer or any Permittees. Buyer will conduct its Due Diligence Review only during the Due Diligence Period and in a manner which is not disruptive to the normal operation of the Property. Notwithstanding the foregoing, Buyer shall continue to have access to the portions of the Property outside of the Building following the end of the Due Diligence Period to conduct surveying and/or non-intrusive investigation needed for Buyer to plan for and design the project on the BTS Parcel and/or to conduct other activities reasonably required of Buyer to perform under this Agreement. In the event Buyer desires to conduct any physically intrusive inspections at any time, such as sampling of soils, other media, building materials, or the like, Buyer will identify in writing the scope of the inspections Buyer desires to perform and request Seller’s advance written consent, which consent Seller may withhold in Seller’s sole and absolute discretion. Buyer will: (a) maintain comprehensive general liability (occurrence) insurance (at least $2,000,000), and deliver a certificate of insurance, which names Seller as an additional insured thereunder verifying such coverage to Seller promptly upon Seller’s request; (b) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property; and (c) to the extent damaged by Buyer or its Permittees, restore the Property and Improvements to substantially the condition in which the same were found before any such entry upon the Property and inspection or examination was undertaken.

In addition, Buyer shall defend, indemnify and hold harmless Seller from and against all losses, costs, damages, claims and liabilities arising out of injury or death to persons, damage to the Property or mechanics’ liens arising out of or in connection with Buyer’s Due Diligence Review, Buyer’s breach of its obligations under this Section 14(e) or Buyer’s or any Permittees entry upon the Property unless arising from any pre-existing conditions on the Property or the negligence or willful misconduct of Seller, Seller’s managers, officers, partners, shareholders or members, as applicable. The provisions of this Section 14(e) shall survive the earlier of the termination of this Agreement or Closing for a period of 6 months.

(f) Applications. Following the Effective Date and until Closing, Seller shall not make application to any governmental entity for any Approvals or any change in the zoning, affecting the Real Property, except in each case with Buyer’s advance written consent, given or withheld in Buyer’s sole discretion.

(g) Dividing Line Changes.

(i) The parties acknowledge that the Buyer/Seller Lease and Build-to- Suit Lease contemplate the division of the Property into two separate lots, one of which shall be the Leased Parcel, which shall contain the Building and certain of the Improvements, and the second of which shall be BTS Parcel, which shall be the location for the construction of the new building and improvements contemplated under the Built- to-Suit Lease. The parties further acknowledge that the lot line separating the Leased Parcel from the BTS Parcel as shown on Exhibit A-1 (the “Dividing Line”) represents the parties’ good faith belief as of the Effective Date as to the proper location for such a dividing line. Landlord shall have the right prior to the Closing, however, to adjust the location of the Dividing Line, subject to the prior approval of Seller (which shall not be unreasonably withheld, conditioned, or delayed). Upon such adjustment, Exhibit A-1 shall be revised accordingly.

(ii) Following the execution of this Agreement, Buyer shall engage a surveyor to commence those activities reasonably necessary to split the Land into the Leased Parcel and the BTS Parcel based on the Dividing Line (as the same may be adjusted as set forth in clause (i) above). All plans and submissions related to the lot split shall be subject to the prior approval of Seller and in no event shall any plan showing the lot split be recorded in the Middlesex North District Registry of Deeds or the Middlesex North Registry District of the Land Court Registered Land Section unless and until the Closing hereunder has occurred. Seller, at no expense to Seller, shall cooperate with Buyer in connection with the proposed lot split. Under no circumstances shall Seller’s failure to comply with its obligations under this Section 14(g)(ii) result in a delay of the Closing.

15. DAMAGE TO PROPERTY; TAKING.

(a) Taking. If the Property or any part thereof is taken or is the subject of a notice of taking by eminent domain prior to the Closing Date, Seller shall promptly notify Buyer. Within ten (10) Business Days after such notice, Buyer shall give notice to Seller (with a copy to Escrow Holder) that it elects to (a) terminate this Agreement, in which event Escrow Holder shall, upon receipt of Buyer’s Notice to terminate this Agreement, return the Deposit to Buyer and the parties shall have no further obligations hereunder, or (b) proceed to Closing, in which event Seller shall pay over and assign to Buyer all awards recovered or recoverable on account of such taking, net of any reasonable costs incurred by Seller in connection therewith. If Buyer elects to proceed under clause (b) above, Seller shall not compromise, settle, or adjust any claims to such awards without Buyer’s prior written consent, given or withheld in Buyer’s sole discretion. In the event that Seller receives a notice of taking by eminent domain after the expiration of the Contingency Period but prior to Closing, Seller shall have the right to terminate the Agreement by giving Buyer ten (10) days written notice (with a copy to Escrow Holder). Upon recipt of such notice from Seller, Escrow Holder shall return the Deposit to Buyer and the parties shall have no further obligations hereunder.

(b) Damage. Risk of loss up to and including the Closing Date shall be borne by Seller except as expressly set forth herein. In the event of any material damage to or destruction of the Property or any portion thereof, Buyer may, at its option, by notice to Seller (with a copy to Escrow Holder) given within ten (10) Business Days after Seller notifies Buyer in writing of such damage or destruction (and if necessary the Closing Date shall be extended to give Buyer the full 10-day period to make such election): (i) terminate this Agreement, in which event Escrow Holder shall, upon receipt of Buyer’s notice to terminate this Agreement, return the Deposit (less the Independent Contract Consideration) to Buyer and the parties shall have no further obligations hereunder (except the indemnity obligations of each party, which shall survive indefinitely and any other obligations set forth herein which expressly survive the termination of this Agreement), or (ii) proceed under this Agreement with no adjustment of the Purchase Price, receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and assume responsibility for such repair, and Buyer shall receive a credit at Closing for any deductible amount under said insurance policies and any uninsured or underinsured loss. If Buyer elects (ii) above, Seller will cooperate with Buyer in obtaining the insurance proceeds and such agreements from Seller’s insurers. If the Property is not materially damaged, then the parties shall proceed to Closing as provided in clause (ii) above. “Material damage” and “Materially damaged” means damage (x) resulting in the Property not complying with all legal requirements applicable to the Property, (y) the cost to repair or restore of which is reasonably expected to exceed $200,000 or (z) which, in Buyer’s or Seller’s reasonable estimation, will take longer than 120 days to repair.

(c) Waiver. Failure of Buyer to timely provide a notice of election in accordance with this Section 15, shall be deemed an election by Buyer to terminate this Agreement. Seller and Buyer each hereby agree that the provisions of this Section 15 shall govern the parties’ obligations in the event of any damage or destruction to the Property or the taking of all or any part of the Real Property and expressly waive any provision of applicable law to the contrary.

16. SURVIVAL. All covenants, obligations, representations and warranties and indemnities by the respective parties contained herein are intended to and shall remain true and correct as of the Closing, shall be deemed to be material, and shall survive the recordation of the Deed for a period of nine (9) months (the “Survival Period”). Except as expressly set forth in this Agreement and except for any covenants and conditions that must be operative after recordation of the Deed to be effective, any covenants, conditions, or obligations of the respective parties shall merge with the delivery of the Deed and shall not survive the Closing Date.

17. SUCCESSORS AND ASSIGNS. The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. Seller shall not have the right, power, or authority to assign, pledge or mortgage this Agreement or any portion of this Agreement, or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily, or by operation of law. This Agreement and all rights of Buyer hereunder may be assigned or transferred, in whole or in part, by Buyer to one or more of its affiliates, in which event all instruments, documents and agreements required to be delivered to the Buyer hereunder shall be delivered to, and run for the benefit of such entity, and such entity (rather than Buyer) shall execute and deliver any instruments, documents or agreements required to be executed and delivered by Buyer hereunder; provided, however, that in the event of any such assignment to an affiliate, the original Buyer hereunder shall remain fully liable and responsible for the performance of Buyer’s obligations hereunder prior to Closing or if this Agreement terminates following such termination.

18. NO THIRD PARTY BENEFITS. This Agreement is made for the sole benefit of the Buyer and Seller and their respective successors and assigns, and no other person shall have any right or remedy or other legal interest of any kind under or by reason of this Agreement.

19. COUNTERPARTS. This Agreement may be executed in multiple counterparts and shall be valid and binding with the same force and effect as if all parties had executed the same Agreement. The parties hereby agree that a PDF copy of each party’s original signature to this Agreement delivered by electronic mail shall be effective as such party’s signature to this Agreement.

20. ENTIRE AGREEMENT; FURTHER ASSURANCES. This Agreement contains all of the covenants, conditions and agreements between the parties and shall supersede all prior correspondence, agreements and understandings, both verbal and written. The parties intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any proceeding involving this Agreement.

The parties each agree to do, execute, acknowledge and deliver any legally necessary instruments and assurances and to take all such further action before or after the Closing as shall be necessary or desirable to fully carry out this Agreement and to fully consummate and effect the transactions contemplated hereby.

21. ATTORNEYS’ FEES. In the event of any litigation regarding the rights and obligations under this Agreement, the prevailing party (as determined in such litigation) shall be entitled to reasonable attorneys’ fees and court costs, and the right to such fees and costs shall not be limited by the provisions of Section 11. The provisions of this Section 21 shall survive the Closing.

22. NOTICES. All notices required or permitted to be given pursuant to the terms hereof shall be in writing and shall be delivered to the applicable addresses set forth in Section 1 of this Agreement either by (a) certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) Business Days after deposit, postage prepaid in the U.S. mail, (b) a nationally recognized and reputable messenger service or overnight courier which requires proof of delivery, in which case notice shall be deemed delivered one (1) Business Day after deposit with such messenger or courier on or prior to 5:00 p.m., Eastern Standard Time (if deposited after such time, notice shall be deemed given upon receipt of the notice by the addressee), (c) electronic mail, in which case notice shall be deemed delivered as of the date and time of the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address, with a copy of such notice sent promptly thereafter in accordance with (a), (b) or (d) of this section (except that electronic mail delivered after 5:00 p.m. Eastern Standard time shall be deemed delivered on the next business day thereafter), or (d) personal delivery with receipt acknowledged in writing, in which case notice shall be deemed delivered when received. The notice address for any party may be changed by written notice to the other party as provided herein.

23. CONSTRUCTION OF AGREEMENT. In construing this Agreement, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Agreement. Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it. All Exhibits attached hereto are incorporated in this Agreement by reference thereto.

24. TIME. Time is of the essence of every provision herein contained. Whenever the date or deadline for any action to be taken is not a Business Day, the relevant date or deadline shall be the next Business Day.

25. APPLICABLE LAW. This Agreement shall be governed by the internal laws of the state in which the Real Property is located.

26. NO ORAL MODIFICATION OR WAIVER. This Agreement may not be changed or amended orally, but only by an agreement in writing. No waiver shall be effective hereunder unless given in writing, and waiver shall not be inferred from any conduct of either party.

27. MARKETING OF PROPERTY. Unless and until this Agreement is duly terminated pursuant to the terms hereof, Seller after the Effective Date shall not market, solicit, offer for sale, or enter into any binding agreements with any party other than Buyer relating to the sale, transfer or other disposition of the Property or any portion thereof.

28. BROKERAGE COMMISSION. Buyer and Seller each represents and warrants to the other that it has not dealt with any third party in a manner which would obligate the other to pay any brokerage commission, finder’s fee or other compensation due or payable with respect to the transaction contemplated hereby. Each party shall indemnify, defend, and hold the other party harmless from and against any losses, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) incurred by the party by reason of any actual or alleged breach or inaccuracy of the representation contained in this Section 28. The provisions of this Section 28 shall survive the Closing.

29. RECORDATION NOT PERMITTED. In no event shall this Agreement or any memorandum hereof be recorded in the official or public records where the Property is located, and any such recordation or attempted recordation shall constitute a default under this Agreement by the party responsible for such recordation or attempted recordation.

30. CONFIDENTIALITY. The parties acknowledge that the transaction described herein and the Documents made available to Buyer by Seller is of a confidential nature and shall not be disclosed except to Buyer’s or Seller’s respective affiliates, officers, directors, principals, members, employees, agents, attorneys, partners, accountants, lenders or investors (collectively, for purposes of this Section 30, the “Permitted Outside Parties”) or as required by law. No party, including Permitted Outside Parties, shall make any public disclosure of the specific terms of this Agreement or of any of the Documents, except as required by law (including SEC regulations and NYSE or NASDAQ requirements). In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except to Permitted Outside Parties in connection with the transactions contemplated hereby. Except as required by applicable law, neither party shall issue any press release or make any statement to the media without the other party’s consent, which consent shall not be unreasonably withheld or delayed. The provisions of this Section shall survive any termination of this Agreement.

31. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, SELLER AND BUYER HEREBY EXPRESSLY WAIVE THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIM (I) ARISING UNDER ANY OF THE DOCUMENTS TO BE EXECUTED AND DELIVERED AT CLOSING, OR (II) CONNECTED WITH OR RELATED TO THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING. SELLER OR BUYER MAY FILE AN ORIGINAL OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE FOREGOING WAIVER.

32. NON-WAIVER. No waiver of any provision of this Agreement shall be deemed to have been made unless it is expressed in writing and signed by the party charged with making the waiver. No delay or omission in the exercise of any right or remedy accruing upon a breach of this Agreement shall impair such right or remedy or be construed as a waiver of such breach. The waiver of any breach of this Agreement shall not be deemed to be a waiver of any other breach hereof.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

SELLER:	MA-COM TECHNOLOGY SOLUTIONS INC.,
a Delaware corporation

/s/ John Croteau
	By:	John Croteau
President and Chief Executive Officer

BUYER:	CALARE PROPERTIES, INC.,
a Delaware corporation

/s/ William Manley
	By:	William Manley
Authorized Agent

Signature Page to Purchase and Sale Agreement and Escrow Instructions

100 and 144 Chelmsford Street, Lowell, MA

The undersigned Escrow Holder hereby joins in to this Agreement to acknowledge its consent to the terms and provisions of this Agreement.

KENSINGTON VANGUARD NATIONAL LAND SERVICES,
Escrow Holder

/s/ Simona Rosen
By:	Simona Rosen
Commercial Underwriter

Signature Page to Purchase and Sale Agreement and Escrow Instructions

100 and 144 Chelmsford Street, Lowell, MA

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

100 & 144 Chelmsford Street

Lowell, Massachusetts

The land situated on Chelmsford Street, in Lowell, Middlesex County, Massachusetts, shown as Lots I- 1B-4 and I-1B-5 on a plan entitled “Compiled Disposition Map of Lots I-1B-3, I-1B-4 & I-1B-5 in Lowell, Mass., Hale Howard Urban Renewal Area, Project No. Mass. R-130” dated March 30, 1977, by Dana P. Perkins & Sons, Inc. Civil Engineers & Surveyors”, recorded with Middlesex North District Deeds in Plan Book 124, Plan 46, bounded and described as follows:

NORTHEASTERLY: by land now or formerly of the Boston & Maine Railroad Corp., as shown on said plan, by three bounds totaling 649.97 feet;

SOUTHEASTERLY by said land of Boston & Maine Railroad Corp., as shown on said plan, 27.97 feet;

NORTHEASTERLY again, by said land of Boston & Mane Railroad Corp., as shown on said plan, 265.16 feet;

SOUTHEASTERLY again, by Lot I-1 B-3, as shown on said plan, 412.45 feet;

SOUTHEASTERLY again, by said Lot I-1 B-3, as shown on said plan, 277.71 feet;

SOUTHWESTERLY by Lot I-IA, as shown on said plan, 300 feet;

NORTHWESTERLY by Chelmsford Street, 270 feet; and

NORTHWESTERLY again, by said Chelmsford Street by three courses totaling 1,042.23 feet;

Comprised in part by two parcels of registered land; namely,

Registered Parcel 1:

A certain parcel of land situated in said Lowell, bounded and described as follows:

NORTHEASTERLY by Howard Street, fifty-two (52) feet;

SOUTHEASTERLY by land now or formerly of David Ziskind, one hundred twelve (112) feet;

SOUTHWESTERLY by land now or formerly of Charles E. Jameson, fifty-two and 1/100 (52.01) feet; and

NORTHWESTERLY by land now or formerly of Israel Levin, one hundred thirteen and 28/100 (113.28) feet.

All of said boundaries of said Registered Parcel 1 are determined by the Land court to be located as shown on Plan 5672-A entitled “Plan of Land in Lowell” drawn by Smith and Brooks, Civil Engineers, dated October 15, 1915, as approved by the Court, filed in the Land Registration Office, a copy of a portion of which is filed with Certificate of Title No. 951 issued by Middlesex North Registry District of the Land Court.

Registered Parcel 2:

A certain parcel of land situated in said Lowell, bounded and described as follows:

NORTHWESTERLY by land now or formerly of Minnie Bernstein and Mazy F. Hardy, forty-six and 68/100 (46.68) feet;

SOUTHEASTERLY by Lot 5, twenty-five and 071100 (25.07) feet;

SOUTHWESTERLY by Lot 6, thirty-three and 94/100 (33.94) feet.

All of said boundaries of said Registered Parcel 2 are determined by the Land Court to be located and shown on Subdivision Plan 6039-B entitled “Subdivision Plan of Land in Lowell” drawn by Dana F. Perkins & Sons, Inc., Surveyors, dated December 22, 1976, as approved by the Court, filed in the Land Registration Office, a copy of a portion of which is filed with Certificate of Title No. 21963 issued by said Registry District, and said Registered Parcel 3 is shown as Lot 7 on said plan.

Excepting and excluding from the foregoing the following:

So much of the premises as lies within former Railroad Street as the same is now or formerly owned by Boston and Maine Corporation as set forth in Deed from the Trustees of Boston and Maine Railroad Corporation to City Development Authority dated January 5, 1977, recorded in Book 2242, Page 527.

So much of the land taken by the City of Lowell by right of eminent domain by Order of Taking dated September 8, 1998, recorded in Book 9590, Page 157 and filed as Document No. 178630, and shown thereon as Parcel 1 and Parcel 2 on a “Plan of Land in Lowell, Mass. Prepared for Lowell Regional Transit Authority” dated September 25, 1998 by Vaidya Consultants, Inc., recorded in Plan Book 198, Plan 71, and filed as Document No. 178630. See also Land Court Order flied as Document No. 184737.

Said land is also shown as Lot 1-1B-5 on plan entitled “Plan of Land in Lowell, Mass.” dated September 25, 1998, prepared by Vaidya Consultants, Inc. recorded with the Middlesex North District Registry of Deeds in Plan Book 198, Plan 71.

EXHIBIT A-1

DIVIDING LINE PLAN

EXHIBIT B

DOCUMENTS

1.	Tax Statements, Tax ID. Copies or a summary of ad valorem tax statements for the current or most recently available tax period and for the prior 24 months including the Property’s tax identification number(s); and latest value renditions. Seller’s federal tax ID number.

2.	Insurance. Copies of Seller’s certificate of insurance for the Property, all insurance policies, a loss history, a list of any current claims relating to the Property, and any notices received by Seller from insurance carriers within the last 12 months.

3.	Proceedings. Copies of any documents or materials relating to any current litigation, investigation, condemnation, or other proceeding pending or threatened against Seller or affecting the Property.

4.	Maintenance Records. All maintenance work orders for the prior 12 months.

5.	List of Capital Improvements. A list of all capital improvements performed on the Property within the prior 24 months.

6.	Reports. Any environmental, geotechnical, soil, engineering and drainage reports, assessments, audits and surveys.

7.	As-Built Survey; Title Policy. Any existing as-built surveys of the Property; and all existing title policies related to the Property.

8.	Site Plans. Any site plans relating to the Property.

9.	As-Built Plans and Specifications. All as-built construction, architectural, mechanical, electrical, plumbing, landscaping and grading plans and specifications relating to the Property.

10.	Permits and Warranties. Copies of all warranties and guaranties (including without limitation any roof warranty), permits, certificates of occupancy, licenses and other approvals related to the Property.

B-1

EXHIBIT C

FORM OF QUITCLAIM DEED

Record and Return To:

QUITCLAIM DEED

M/A-COM Technology Solutions Inc., a Delaware corporation having an address at 100 Chelmsford Street, Lowell, MA 01851 (“Grantor”), for consideration of Four Million Two Hundred Fifty Thousand and 00/100 Dollars ($4,250,000.00), grants to                     , a                      having an address at c/o Calare Properties, Inc., 43 Broad Street, Hudson, MA 01749 (“Grantee”), with quitclaim covenants, a certain parcel of land with the buildings thereon, situate and now numbered 100 and 144 Chelmsford Street, in Lowell, Middlesex County, Massachusetts, as more particularly described on Schedule A attached hereto and made a part hereof.

The premises are conveyed subject to, and with the benefit of all other rights, easements, restrictions and encumbrances of record, if any, insofar as the same are in force and applicable, however not intending to revive any of the same hereby, and further subject to real estate taxes assessed for the current fiscal year, but not yet due and payable which the Grantee by acceptance hereof hereby assumes and agrees to pay.

Subject to the terms and provisions of that certain Notice of Activity and Use Limitation dated March 6, 2008, recorded with the Middlesex North District Registry of Deeds in Book 21997, Page 35.

Grantor represents that the sale does not constitute a conveyance of all or substantially all of the assets of Grantor within the Commonwealth of Massachusetts.

For reference to Grantor’s title, see deed dated June 29, 2015, and recorded with the Middlesex North District Registry of Deeds in Book 29193, Page 190, and filed with the Middlesex North Registry District of the Land Court as Document No. 282773, on Certificate of Title No. 42353.

[Signatures appear on following page.]

EXECUTED as of             , 2016.

M/A-COM TECHNOLOGY SOLUTIONS INC.,
a Delaware corporation

By:
Name:
Title:	[President or Vice President]

By:
Name:
Title:	[Treasurer or Assistant Treasurer]

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF

On this      day of             , 2016, before me, the undersigned notary public, personally appeared                     , proved to me through satisfactory evidence of identification, which was                     , to be the person whose name is signed on the preceding or attached document and acknowledged to me that he signed it voluntarily for its stated purpose, as [[President or Vice President] of M/A-COM Technology Solutions Inc., a Delaware corporation.

(official signature and seal of notary)

My commission
expires:

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF

On this      day of             , 2016, before me, the undersigned notary public, personally appeared                     , proved to me through satisfactory evidence of identification, which was                     , to be the person whose name is signed on the preceding or attached document and acknowledged to me that he signed it voluntarily for its stated purpose, as [Treasurer or Assistant Treasurer] of M/A-COM Technology Solutions Inc., a Delaware corporation.

(official signature and seal of notary)

My commission
expires:

SCHEDULE A

100 & 144 Chelmsford Street

Lowell, Massachusetts

The land situated on Chelmsford Street, in Lowell, Middlesex County, Massachusetts, shown as Lots I- 1B-4 and I-1B-5 on a plan entitled “Compiled Disposition Map of Lots I-1B-3, I-1B-4 & I-1B-5 in Lowell, Mass., Hale Howard Urban Renewal Area, Project No. Mass. R-130” dated March 30, 1977, by Dana P. Perkins & Sons, Inc. Civil Engineers & Surveyors”, recorded with Middlesex North District Deeds in Plan Book 124, Plan 46, bounded and described as follows:

NORTHEASTERLY: by land now or formerly of the Boston & Maine Railroad Corp., as shown on said plan, by three bounds totaling 649.97 feet;

SOUTHEASTERLY by said land of Boston & Maine Railroad Corp., as shown on said plan, 27.97 feet;

NORTHEASTERLY again, by said land of Boston & Mane Railroad Corp., as shown on said plan, 265.16 feet;

SOUTHEASTERLY again, by Lot I-1 B-3, as shown on said plan, 412.45 feet;

SOUTHEASTERLY again, by said Lot I-1 B-3, as shown on said plan, 277.71 feet;

SOUTHWESTERLY by Lot I-IA, as shown on said plan, 300 feet;

NORTHWESTERLY by Chelmsford Street, 270 feet; and

NORTHWESTERLY again, by said Chelmsford Street by three courses totaling 1,042.23 feet;

Comprised in part by two parcels of registered land; namely,

Registered Parcel 1:

A certain parcel of land situated in said Lowell, bounded and described as follows:

NORTHEASTERLY by Howard Street, fifty-two (52) feet;

SOUTHEASTERLY by land now or formerly of David Ziskind, one hundred twelve (112) feet;

SOUTHWESTERLY by land now or formerly of Charles E. Jameson, fifty-two and 1/100 (52.01) feet; and

NORTHWESTERLY by land now or formerly of Israel Levin, one hundred thirteen and 28/100 (113.28) feet.

All of said boundaries of said Registered Parcel 1 are determined by the Land court to be located as shown on Plan 5672-A entitled “Plan of Land in Lowell” drawn by Smith and Brooks, Civil Engineers, dated October 15, 1915, as approved by the Court, filed in the Land Registration Office, a copy of a portion of which is filed with Certificate of Title No. 951 issued by Middlesex North Registry District of the Land Court.

Registered Parcel 2:

A certain parcel of land situated in said Lowell, bounded and described as follows:

NORTHWESTERLY by land now or formerly of Minnie Bernstein and Mazy F. Hardy, forty-six and 68/100 (46.68) feet;

SOUTHEASTERLY by Lot 5, twenty-five and 071100 (25.07) feet;

SOUTHWESTERLY by Lot 6, thirty-three and 94/100 (33.94) feet.

All of said boundaries of said Registered Parcel 2 are determined by the Land Court to be located and shown on Subdivision Plan 6039-B entitled “Subdivision Plan of Land in Lowell” drawn by Dana F. Perkins & Sons, Inc., Surveyors, dated December 22, 1976, as approved by the Court, filed in the Land Registration Office, a copy of a portion of which is filed with Certificate of Title No. 21963 issued by said Registry District, and said Registered Parcel 3 is shown as Lot 7 on said plan.

Excepting and excluding from the foregoing the following:

So much of the premises as lies within former Railroad Street as the same is now or formerly owned by Boston and Maine Corporation as set forth in Deed from the Trustees of Boston and Maine Railroad Corporation to City Development Authority dated January 5, 1977, recorded in Book 2242, Page 527.

So much of the land taken by the City of Lowell by right of eminent domain by Order of Taking dated September 8, 1998, recorded in Book 9590, Page 157 and filed as Document No. 178630, and shown thereon as Parcel 1 and Parcel 2 on a “Plan of Land in Lowell, Mass. Prepared for Lowell Regional Transit Authority” dated September 25, 1998 by Vaidya Consultants, Inc., recorded in Plan Book 198, Plan 71, and filed as Document No. 178630. See also Land Court Order flied as Document No. 184737.

Said land is also shown as Lot 1-1B-5 on plan entitled “Plan of Land in Lowell, Mass.” dated September 25, 1998, prepared by Vaidya Consultants, Inc. recorded with the Middlesex North District Registry of Deeds in Plan Book 198, Plan 71.

EXHIBIT D

BILL OF SALE AND ASSIGNMENT

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, effective as of the Closing Date, M/A-COM Technology Solutions Inc., a Delaware corporation (“Seller”), does hereby bargain, sell, grant, assign, transfer, set over and deliver unto                     , LLC, a                      limited liability company (“Buyer”), all of Seller’s right, title and interest in and to all of the Documents. Seller warrants and represents that it has good title to the Documents conveyed hereby, and it has not been pledged, transferred or assigned to any other person, and Seller is duly authorized to sell and convey the property to Buyer.

SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THE CONDITION OR FITNESS THEREOF FOR ANY PARTICULAR USE OR PURPOSE. BUYER AGREES THAT THE DOCUMENTS ARE CONVEYED BY SELLER AND ACCEPTED BY BUYER IN AN “AS IS, WHERE IS” CONDITION, AND SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

As used herein, all initially capitalized terms not defined herein shall have the meanings assigned to such terms in that certain Purchase and Sale Agreement and Escrow Instructions dated as of             , 2016 between Buyer and Seller (the “Purchase Agreement”).

IN WITNESS WHEREOF, Seller has executed this Bill of Sale and Assignment as of Closing Date.

M/A-COM TECHNOLOGY SOLUTIONS INC.,
a Delaware corporation

By:
Name:
Title:

D-1

EXHIBIT E

SELLER’S FIRPTA CERTIFICATE

To inform [                    ] (the “Transferee”) that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (“Code”) will not be required by M/A-COM Technology Solutions Inc., a Delaware corporation (the “Transferor”), the undersigned hereby certifies the following on behalf of the Transferor:

1. The Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2. The Transferor is not a disregarded entity as defined in Section 1.1445- 2(b)(2)(iii);

3. The Transferor’s U.S. employer or tax (social security) identification number is                     ; and

4. The Transferor’s address is [                    ].

The Transferor understands that this Certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

Dated: , 2016	M/A-COM TECHNOLOGY SOLUTIONS INC.,
a Delaware corporation

By:
Name:
Title:

E-1

EXHIBIT F

SELLER’S CLOSING CERTIFICATE

This Certificate (“Certificate”) is furnished pursuant to                      of that certain Purchase and Sale Agreement and Escrow Instructions dated as of             , 2016 (the “Agreement”) by and between M/A-COM Technology Solutions Inc., a Delaware corporation (“Seller”), and Calare Properties, Inc., a Delaware corporation (“Buyer”).

Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed thereto in the Agreement.

The undersigned hereby certifies that they are familiar with the Agreement, have made such investigations as they have deemed necessary to enable them to deliver this Certificate and, based thereon, further certifies on behalf of Seller that:

All of the representations and warranties made by Seller in the Agreement are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.

The foregoing certifications are made and delivered this      day of             , 2016.

SELLER:

M/A-COM TECHNOLOGY SOLUTIONS INC., a Delaware corporation

By:
Name:
Title:

F-1

EXHIBIT G

BUYER’S CLOSING CERTIFICATE

This Certificate (“Certificate”) is furnished pursuant to                      of that certain Purchase and Sale Agreement and Escrow Instructions dated as of             , 2016 (the “Agreement”) by and between M/A-COM Technology Solutions Inc., a Delaware corporation (“Seller”), and Calare Properties, Inc., a Delaware corporation (“Buyer”).

Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed thereto in the Agreement.

The undersigned hereby certifies that they are familiar with the Agreement, have made such investigations as they have deemed necessary to enable them to deliver this Certificate and, based thereon, further certifies on behalf of Seller that:

All of the representations and warranties made by Buyer in the Agreement are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.

The foregoing certifications are made and delivered this      day of             , 2016.

BUYER:

,
a limited liability company

By:
Name:
Title:

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EXHIBIT H

DISCLOSURES

NONE.

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